UNUM GROUP SUPPLEMENTAL PENSION PLAN

As Amended and Restated Effective January 1, 2010

TABLE OF CONTENTS
Page

ARTICLE I    Definitions    1

ARTICLE II    Supplemental Plan Benefits    3
2.01    Eligibility    3
2.02    Accrued Supplemental Benefit    3
2.03    Death Benefit    4
2.04    Grandfathered Benefits    4

ARTICLE III    Distributions    4
3.01    Form and Time    4
3.02    Distributions Upon Death    4
3.03    Distributions to Key Employees    5
3.04    Distributions Pursuant to Transition Elections    5
3.05    Distributions Pursuant to Domestic Relations Orders    6
3.06    Other Limitations    6

ARTICLE IV    Administration    6
4.01    Allocation of Responsibility    6
4.02    Claims Procedure    6
4.03    Agents, Etc.    8
4.04    Indemnification    8

ARTICLE V    Miscellaneous    8
5.01    Amendment and Termination of Plan    8
5.02    Employee Status    8
5.03    Funding    8
5.04    Actuarial Equivalence    8
5.05    Assignment    9
5.06    Taxes    9
5.07    Plan Documents    9
5.08    Governing Law    9

UNUM GROUP SUPPLEMENTAL PENSION PLAN
Preamble
The Unum Group Supplemental Pension Plan (the “Plan”) set forth herein is effective generally January 1, 2010. The Plan was originally adopted effective January 1, 1983, and was last amended and restated effective generally January 1, 2008.
The primary purpose of the Plan is to establish a competitive level of retirement income for designated executives of Unum Group and its affiliated companies, by providing pension benefits that may not be provided under the Unum Group Pension Plan by reason of limitations imposed by the Internal Revenue Code of 1986, as amended. Participation in the Plan is limited to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
Article I.Definitions
1.01    “Affiliate” means any corporation that is an affiliate of the Company as defined in the Qualified Plan.
1.02    “Board” or “Board of Directors” means the Board of Directors of the Company, or any person or persons to whom the Board delegates all or part of its authority under this Plan.
1.03    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.04    “Administrator” means the Vice President – Corporate Benefits of Unum Group, and any person or entity to which the Administrator delegates all or part of its authority under this Plan.
1.05    “Benefit Administrative Committee” means the committee appointed in accordance with Section 14.02 of the Qualified Plan to review and determine appeals from adverse benefit determinations.
1.06    “Company” means Unum Group.
1.07    “Earnings” means a Participant’s earnings as defined in the Qualified Plan, except that Earnings shall be determined without regard to the limit on the amount of compensation that may be taken into account under Code Section 401(a)(17), plus amounts deferred by the Participant under any nonqualified deferred compensation plan of the Company or a Participating Affiliate.
1.08    “Effective Date” of this amendment and restatement means January 1, 2010, except as may be otherwise indicated herein or required by applicable law.
1.09    “Eligibility Date” means the later of (1) the date on which a Participant attains age sixty (60) and (2) the date on which he or she terminates employment with the Company and its Affiliates; provided that, if the Participant is described in Section 3.04(a) or (c), his or her Eligibility Date shall be the date determined therein.

1.10    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.11    “Key Employee” means a key employee as defined in Code Section 416(i) and the regulations thereunder, without regard to Code Section 416(i)(5). For purposes of the Plan:
(a)    The compensation taken into account for Key Employee determinations shall be “Section 415 Compensation” as defined in the Qualified Plan; and
(b)    Whether a Participant is a Key Employee on his or her termination of employment date or date of death, whichever applies, shall be determined in accordance with Treas. Reg. § 1.409A-1(i), or any successor thereto. The identification date shall be December 31, and the identification shall apply for the 12-month period beginning on the next following April 1 (the specified employee effective date).
1.12    “Participant” for a Plan Year means a participant in the Qualified Plan who either:
(a)    has Earnings for the Plan Year that exceed the amount of compensation that may be taken into account under Code Section 401(a)(17);
(b)    accrues a benefit for the Plan Year that is limited by Code Section 415 or 416; or
(c)    is a participant in any other nonqualified deferred compensation plan of the Company or a Participating Affiliate for the Plan Year.
Each Participant shall remain an active Participant under the Plan until the earlier of the following dates:
(aa)    the date of his or her termination of employment with the Company and all Participating Affiliates or death; or
(bb)    the date on which he or she ceases to be a Participant described in the first sentence of this Section or otherwise ceases to be a member of a select group of highly compensated and management employees within the meaning of ERISA.
1.13    “Participating Affiliate” means any Affiliate that has adopted the Plan with the consent of the Board of Directors.
1.14    “Plan” means the Unum Group Supplemental Pension Plan as set forth herein and as amended from time to time hereafter.
1.15    “Qualified Plan” means the Unum Group Pension Plan, as amended and restated effective January 1, 2005, and as amended from time to time thereafter.
1.16    “Qualified Plan Benefit” means a Participant’s accrued retirement benefit under the Qualified Plan.

1.17    “Supplemental Plan Benefit” means the benefit payable to or on account of a Participant from this Plan under Article II.
1.18    “Termination of employment” and “terminates employment” mean or refer to a severing of the employment relationship between an individual and the Company and all Affiliates where all parties reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the individual will perform after such date (either as an employee or an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (either as an employee or independent contractor) over the immediately preceding 36-month period or the full period of service for the Company and all Affiliates, if less than 36 months. A termination of employment does not occur if the individual is on military leave, sick leave, or other bona fide leave of absence, provided the leave of absence does not exceed 6 months or such longer period as the individual retains a right to reemployment pursuant to statute or contract, and there is a reasonable expectation that the individual will return to perform services for the Company or any Affiliate. This Section shall be interpreted and applied in accordance with Treasury Regulation Section 1.409A-1(h).
1.19    “Vested” means that a Participant is fully vested in his or her Qualified Plan Benefit.
Article II.Supplemental Plan Benefits
2.01    Eligibility.
(a)    A Vested Participant shall be entitled to receive a Supplemental Plan Benefit as of his or her Eligibility Date. The amount of such benefit shall be determined in accordance with Section 2.02.
(b)    If a Vested Participant dies prior to his or her Eligibility Date, and is survived by a spouse, then a death benefit shall be payable with respect to the Participant in accordance with Section 2.03. If a Participant dies after retirement benefits commence, then a death benefit shall be payable with respect to such Participant only to the extent provided by the form in which such benefit is being paid.
(c)    A Participant who terminates employment with the Company and all Affiliates prior to becoming Vested shall not be eligible to receive any Supplemental Plan Benefits.
2.02    Accrued Supplemental Benefit. The Participant’s accrued Supplemental Plan Benefit as of his or her Eligibility Date shall equal the difference between (a) and (b):
(a)    The amount that would be the Participant’s accrued Qualified Plan Benefit as of such date if the qualified benefit were determined on the basis of Earnings under this Plan and without regard to any Qualified Plan provisions incorporating the limits of Code Sections 415 or 416, in the form of a Life Income Benefit (as defined in the Qualified Plan), assuming that payment commences on the Eligibility Date.

(b)    The amount of the Participant’s actual accrued Qualified Plan Benefit as of such date, in the form of a Life Income Benefit (as defined in the Qualified Plan), assuming that payment commences on the Eligibility Date.
2.03    Death Benefit. The monthly benefit payable to the surviving spouse of a Participant who dies before his or her Eligibility Date shall be equal to the benefit that would have been payable to such spouse under the 66⅔% Joint and Contingent Income Benefit described in Section 3.01(b), based on the following assumptions:
(a)    In the case of a Participant who dies after attaining age sixty (60), such Participant had terminated employment and commenced Supplemental Plan Benefit payments immediately before his or her death, or
(b)    In the case of a Participant who dies prior to attaining age sixty (60), such Participant had terminated employment on the earlier of his or her actual termination date or date of death, survived to age sixty (60), and commenced Supplemental Plan Benefit payments on the day immediately prior to his or her death.
2.04    Grandfathered Benefits. If a Participant terminated employment with the Company and all Affiliates before January 1, 2005, then his or her rights and benefits shall not be determined under this amended and restated Plan, but shall be determined strictly in accordance with the terms of the Plan as in effect on December 31, 2004, including, but not limited to, all provisions relating to the amount, time of payment and form of distribution of Supplemental Plan Benefits.
Article III.Distributions
3.01    Form and Time. Except as provided in Section 3.04, a Participant’s Supplemental Plan Benefit shall commence to be distributed to the Participant as of the first day of the month next following his or her Eligibility Date under Section 2.01(a), and the form of payment shall be determined by the Participant’s marital status on the benefit commencement date.
(a)    If the Participant is not married on the benefit commencement date, the Supplemental Plan Benefit shall be a Life Income Benefit. The Life Income Benefit provides a monthly benefit payable for the Participant’s life and ceases with the monthly payment due immediately preceding the Participant’s death.
(b)    If the Participant is married on the benefit commencement date, the Supplemental Plan Benefit shall be an actuarially equivalent 66⅔% Joint and Contingent Income Benefit. The 66⅔% Joint and Contingent Income Benefit provides a monthly benefit payable for the Participant’s life, and, if the Participant predeceases his or her spouse, a monthly survivor benefit payable for the further life of the spouse equal to sixty-six and two thirds percent (66⅔%) of the monthly benefit payable during the Participant’s life. Benefit payments shall cease with the monthly payment due immediately preceding the later of the Participant’s death and the Participant’s spouse’s death.

3.02    Distributions Upon Death. In the event of a Participant’s death before commencement of his or her Supplemental Plan Benefit, the pre-retirement death benefit payable to the Participant’s surviving spouse shall commence as of the first day of the month next following the Participant’s date of death or, if later, the date on which he or she would have attained age sixty (60), in the form of a monthly benefit for the surviving spouse’s lifetime.
3.03    Distributions to Key Employees. Effective January 1, 2005, notwithstanding any other provision of the Plan (including the January 1, 2000 amendment and restatement of the Plan) to the contrary, in the case of a Participant who is a Key Employee on his or her termination of employment date, distributions shall commence as of the later of:  (a) the date distributions otherwise would begin without regard to this Section 3.03 and (b) the six-month anniversary of the Participant’s termination of employment date or, if earlier, the Participant’s date of death. No interest shall be accrued during the six-month period if benefit commencement is postponed pursuant to subsection (b) and Code Section 409(A)(a)(2)(B)(i).
3.04    Distributions Pursuant to Transition Rules. Notwithstanding Section 3.01 to the contrary:
(a)    Effective January 1, 2007, each eligible Participant (as described below) shall be permitted to make an election regarding the time and form of distribution of his or her total Supplemental Plan Benefit. The election shall be made before December 31, 2007 (or such earlier date as the Administrator shall specify), in accordance with procedures established by the Administrator pursuant to IRS Notice 2005-1, Q&A-19(c), IRS Notice 2006-79 § 3.02, and the transition rules set forth at 72 Fed. Reg. 19,272.
A Participant is eligible to make a transition election if he or she meets all of the following requirements: (1) the Participant has an accrued Supplemental Plan Benefit attributable to Plan Years before 2008; (2) he or she is an active Participant accruing benefits under the Plan for the 2007 Plan Year and remains employed by the Company and its affiliates on December 31, 2007; and (3) distributions to the Participant have not commenced before January 1, 2008.
A transition election under this subsection (a) shall be irrevocable; provided that, if the marital status of an eligible Participant who makes a transition election is different on the benefit commencement date than on the date of his or her transition election, the Participant shall be permitted (i) to choose payment in the form of any other actuarially-equivalent life annuity that he or she could have elected at the time of making the transition election, and (ii) in connection therewith, to change his or her beneficiary, if any. No other changes to a transition election shall be permitted.
(b)    Distributions that commence before January 1, 2008, shall be determined in accordance with the provisions of the Plan as in effect on December 31, 2004.
(c)    Distributions to a Participant who has an accrued Supplemental Plan Benefit attributable to Plan Years before 2008, but who is not eligible to make a transition election under subsection (a); to whom distributions have not commenced as of January 1, 2008; and who has attained age 60 as of such date shall commence on or before July 1, 2008.
3.05    Distributions Pursuant to Domestic Relations Orders. The distribution of benefits under the Plan shall be subject to the terms of any domestic relations order with respect to a Participant that is either –
(a)    A domestic relations order regarding this Plan that the Administrator determines would be a qualified domestic relations order within the meaning of Code § 414(p) if this Plan were a tax-qualified retirement plan; or
(b)    A domestic relations order regarding the Participant’s aggregate benefits under this Plan and the Qualified Plan that has been determined by the Qualified Plan administrator to be a qualified domestic relations order within the meaning of Code § 414(p).
3.06     Other Limitations. The Administrator may require a claimant for a distribution hereunder to furnish such information as it may reasonably request, and may delay the commencement of a distribution, if necessary, until such information is made available. Under no circumstances shall a Supplemental Plan Benefit be paid except on account of a Participant’s retirement or other termination of employment, or death, or pursuant to a domestic relations order with respect to the Participant.
Article IV.Administration
4.01    Allocation of Responsibility. The Administrator shall be responsible for the operation and administration of the Plan as provided for herein. The Benefit Administrative Committee shall be responsible for the review and determination of appeals from adverse benefit determinations. The Benefit Administrative Committee has plenary authority to interpret the Plan with regard to eligibility for benefits and to all other terms and provisions, and its final decision on appeal shall not be disturbed except upon a judicial determination of abuse of discretion.
All actions, decisions and interpretations of the Administrator and the Benefit Administrative Committee under the Plan shall be made in a uniform and nondiscriminatory manner.
4.02    Claims Procedure.
(a)    An individual claiming benefits under the Plan (or his or her authorized representative) may file an application therefore with the Administrator, by such written, telephonic or electronic means as the Administrator shall prescribe. The application shall be filed with:
Vice President Corporate Benefits Unum Group
2211 Congress Street
Portland, ME 04122

If the application for a benefit is wholly or partially denied, the Administrator shall furnish the claimant with written or electronic notification of the adverse benefit determination. The notification shall set forth:
(i)    The specific reason or reasons for the adverse benefit determination;
(ii)    The specific Plan provisions on which the determination is based;
(iii)    Any additional material or information necessary for the claimant to perfect the claim and an explanation why such material or information is necessary; and
(iv)    A description of the Plan’s procedures for review of an adverse benefit determination and the applicable time limits, including a statement of the claimant’s right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review.
The notification shall be furnished to the claimant within ninety (90) days after receipt of his or her claim; provided, such 90-day period may be extended to 180 days if the Administrator determines that special circumstances require an extension of time for processing the claim. The Administrator shall furnish the claimant with written notice indicating any special circumstances requiring an extension of time, and the date by which the Administrator expects to render the benefit determination, prior to the expiration of the initial 90-day period.
(b)    A claimant may appeal an adverse benefit determination by filing a written request for review with the Benefit Administrative Committee within sixty (60) days after receipt of the notification of such adverse benefit determination. The claimant or his or her duly authorized representative may submit to the Benefit Administrative Committee written comments, documents, records, and other information relating to the claim for benefits; and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.
(c)    The Benefit Administrative Committee shall provide the claimant with written or electronic notification of the benefit determination on review within sixty (60) days after receipt of a request for review; provided, such 60-day period may be extended to 120 days if the if the Benefit Administrative Committee determines that special circumstances require an extension of time for processing the claim on review. The Benefit Administrative Committee shall furnish the claimant with written notice indicating any special circumstances requiring an extension of time and the date by which the Benefit Administrative Committee expects to render the determination on review, prior to the expiration of the initial 60-day period.
In the case of an adverse benefit determination, the notification shall set forth the specific reason or reasons for the adverse determination; the specific Plan provisions on which the determination is based; and a statement of the claimant’s rights (i) to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and (ii) to bring a civil action under Section 502(a) of ERISA.

(d)    Before pursuing a legal remedy, a claimant shall first exhaust all claims, review, and appeals procedures under the Plan. A claimant may not bring a legal action in court against the Plan, Unum Group or any other Employer, the Benefit Administrative Committee, the Administrator, or any other person, or the employees or agents of these entities, more than one (1) year after final disposition of the claim under this Section. As of the Effective Date, the agent of service for legal process upon the Plan shall be:
Glenn Felton, Esq.
Vice President, Employment Law
Unum Group
1 Fountain Square
Chattanooga, TN 37402
This Section is effective for claims and appeals of denied claims received by the Administrator on or after September 1, 2010.
4.03    Agents, Etc. The Administrator and the Benefit Administrative Committee may employ counsel and other agents, may delegate duties to such agents or to employees of the Company and may procure such clerical, accounting, actuarial, consulting and other services as may be required in carrying out the provisions of the Plan.
4.04    Indemnification. To the extent permitted by applicable law, the Company and the Participating Affiliates shall indemnify and hold harmless the Administrator and each member of the Benefit Administrative Committee against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided such member would be entitled to indemnification pursuant to the bylaws of the Company or the affected Participating Affiliate, as the case may be.
Article V.Miscellaneous
5.01    Amendment and Termination of Plan. The Board may at any time, in its sole discretion, terminate this Plan or amend the Plan in whole or in part. No such termination or amendment shall affect the right of any Participant or his or her spouse or designated beneficiary to receive a benefit under the terms of this Plan on the date immediately preceding such termination or amendment.
5.02    Employee Status. Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company and its Affiliates or any other right not expressly provided for herein, nor shall the existence of this Plan impair the right of the Company and its Affiliates to discharge or otherwise deal with a Participant.
5.03    Funding. This Plan is unfunded for purposes of the Code and Title I of ERISA and is not intended to meet the requirements of Code Section 401(a). The Plan constitutes a mere promise by the Company and the Participating Affiliates to pay benefits in the future, and a Participant hereunder shall have no greater rights than a general, unsecured creditor of the Company and the Participating Affiliates. The Company and each Participating Affiliate shall be solely responsible for the payment of benefits with respect to its own employees who are Participants in the Plan.
5.04    Actuarial Equivalence. Actuarial equivalence of the aggregate amounts expected to be received under different forms of benefit payment shall be determined in accordance with the actuarial assumptions specified in the Qualified Plan.
5.05    Assignment. To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.
5.06    Taxes. Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the persons to whom and for whose benefit such payment is made, provided, however, that the Company shall withhold from any amount payable under the Plan all amounts that are required by law to be withheld.
5.07    Plan Documents. Each Participant shall receive a copy of this Plan or a summary of its material provisions, and the Administrator shall make available for inspection by the Participant a copy of any rules and regulations adopted by the Administrator in administering the Plan.
5.08    Governing Law. This Plan is established under and shall be construed according to the laws of the State of Tennessee, except to the extent such laws may be preempted by ERISA.
IN WITNESS WHEREOF, Unum Group has caused this document to be executed by its duly authorized officer on this 10th day of November, 2010, to be generally effective as of January 1, 2010.

WITNESS:                        UNUM GROUP

/s/ Linda A. Levesque                    By    /s/ Eileen C. Farrar
Its    SVP, HR